Exhibit (h)(i)(a)

Novation Agreement

THIS NOVATION AGREEMENT (this “Agreement”), effective as of the closing of the Transaction (as defined below) (the “Closing Date”), is by and between PINE Distributors LLC (the “Distributor”) and Evanston Multi-Alpha Fund (“Fund Company”).

WHEREAS, a majority of the interests of Pine Advisor Solutions LLC, the parent of the Distributor, are being sold to Centralis USA Inc., an affiliate of Centralis Group Holdings S.à.r.l. (the “Transaction”).

Effective as of the Closing Date, the Fund Company, and the Distributor hereby enter into this Agreement on terms identical to those of the Distribution Agreement between the parties effective as of January 1, 2026 (the “Existing Agreement”), which are incorporated herein by reference, except as noted below. Capitalized terms used herein without definition have the meanings given them in the Existing Agreement.

Unless sooner terminated as provided herein, this Agreement shall continue for an initial two-year term from the effective date of the Existing Agreement and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually by (i) the Fund Company’s board of trustees or (ii) by a vote of a majority (as defined in the Investment Company Act of 1940 Act, as amended (“1940 Act”) and Rule 18f-2 thereunder) of the outstanding voting securities of the Fund Company, provided that in either event the continuance is also approved by a majority of the trustees who are not parties to this Agreement and who are not interested persons (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty, on at least sixty (60) days’ written notice, by the Fund Company’s board of trustees, by vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Fund Company, or upon not less than one-hundred twenty (120) days’ written notice by the Distributor. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Closing Date.

PINE Distributors LLC		Evanston Multi-Alpha Fund

By:	/s/ Mark Fairbanks	By:	/s/ Ian Martin
Name: Mark Fairbanks		Name: Ian Martin
Title: President		Title: President